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                                                                      EXHIBIT 99


[BRIGHT STAR LOGO]    FOR IMMEDIATE RELEASE
                      CONTACT:

                      Ken Czaja
                      BrightStar
                      (925) 224-7212
                      ken.czaja@brightstar.com


             BRIGHTSTAR ANNOUNCES $1.1 MILLION PRIVATE PLACEMENT AND
                        EXTENSION OF BANK CREDIT FACILITY


PLEASANTON, Calif.--July 26, 2001--BrightStar Information Technology Group, Inc. (OTC: BTSR.OB), a leading provider of Application Team Outsourcing services for Global 2000, mid-market and public sector clients, today announced that it has completed a private placement of approximately $1.1 million, organized by Morgan Brewer Securities Co., a subsidiary of Brewer Capital Group, L.L.C., Houston, Texas, as placement agent. Contemporaneously with the closing today, Comerica Bank provided BrightStar with a $3 million revolving line of credit for working capital purposes, due on January 26, 2002.

The private placement was accomplished through the issuance of convertible notes to a group of primarily individual investors, including members of BrightStar senior management. The notes are secured on a junior basis by certain assets of the Company, and are convertible into common stock, at the option of the investors, at a fixed price of $0.23 per share, subject to anti-dilution provisions. The notes will be automatically converted into common stock at $0.23 per share upon the occurrence of certain events. In addition, the investors received approximately 718,000 warrants, exercisable at $0.50 per share. 70,000 warrants also are being issued to the placement agent at an exercise price of $1.00 per share as a part of their compensation for organizing the transaction. BrightStar intends to register the common stock underlying the convertible notes and warrants as soon as practical.

Joseph A. Wagda, BrightStar Chairman and CEO, said, "The private-placement financing and the conversion of our current working capital facility from a demand facility to a 6-month term facility represent significant steps in our plan to improve our balance sheet and to help increase the financial health of the Company. We also are in a position to pursue additional financing. All of this financing will be used primarily to supplement our operating working capital requirements and to help support our planned future growth in the business."

"This is a significant step in the implementation of our turnaround plan," said Kevin J. Murphy, President and Chief Operating Officer. "With the additional liquidity, we can increase our focus on top-line growth and superior service delivery to our valued clients."

"The investment by our senior management team reflects the level of confidence that we have in the future of the Company," Mr. Wagda added. "At the same time, we are extremely gratified to see sophisticated investors share our confidence in BrightStar."

ABOUT BRIGHTSTAR
BrightStar Information Technology Group, Inc. is a leading provider of Application Team Outsourcing services for Global 2000, mid-market and public sector clients, including packaged and custom application management, application hosting, custom-application development, integration of comprehensive enterprise and e-business solutions and staff augmentation. BrightStar helps companies achieve a competitive advantage through the outsourcing or implementation of leading-edge enterprise resource planning, supply chain management, customer relationship management, corporate portal, e-commerce and custom-application solutions. BrightStar has offices in the San Francisco Bay Area, Dallas, Texas, Little Rock, Arkansas, Quincy, Mass. and Lafayette, Louisiana and can be reached via the company's Web site at www.brightstar.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS



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The statements in this release that relate to future plans, events, or performance, are forward-looking statements. Actual results might differ materially due to a variety of factors. Information about these factors is contained in our most recent report on Form 10K for the year 2000 under the sections pertaining to Risk Factors as well as in other reports filed with the Securities and Exchange Commission.


SOURCE: BrightStar Information Technology Group, Inc.



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BrightStar and the BrightStar logo are trademarks of BrightStar Information
Technology Group, Inc. All other company and product names may be trademarks of their respective owners.